Exhibit 99.1

Iteris Reports First Quarter Revenue of $25.5 Million

SANTA ANA, Calif. — August 7, 2018 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal first quarter 2019 ended June 30, 2018.

Fiscal First Quarter 2019 Financial Summary

•                  Total revenue of $25.5 million, down 6.3% year over year

•                  Transportation Systems revenue of $13.2 million, down 10.5% year over year

•                  Roadway Sensors revenue of $10.9 million, down 3.7% year over year

•                  Agriculture and Weather Analytics revenue of $1.4 million, up 21.7% year over year

•                  Total Gross Margin Rate of 40.0%, up 357 basis points year over year

Management commentary:

“As expected, our first quarter results were down year over year due to the transition of a large contract with the Virginia Department of Transportation, which impacted our Transportation Systems segment, and the continued choppiness in the Texas market for intersection detection that affected our Roadway Sensors segment,” said Joe Bergera, president and CEO. “We believe these conditions are temporary and expect Iteris to be a long-term beneficiary of a favorable shift in transportation infrastructure spending focused on smart cities, data analytics, and enhanced safety and mobility.”

“During Q1, our Transportation Systems segment, in particular, secured a large number of substantial contracts, and while our selling expense increased this period, the result was a total added segment backlog of $16.1 million for the quarter,” continued Mr. Bergera. “As a result, our total company ending backlog for the quarter increased by $2.4 million, or 5.8% on a sequential quarter basis. The fundamentals for both our smart transportation and digital agriculture markets remain positive, which we believe will drive improvements in our financial results as we move through the remainder of the year.”

GAAP Fiscal First Quarter 2019 Financial Results

Total revenue in the first quarter of fiscal 2019 decreased 6.3% to $25.5 million, compared with $27.2 million in the same quarter a year ago. This decline was driven by a 10.5% decrease in Transportation Systems and a 3.7% decrease in Roadway Sensors, which was partially offset by a 21.7% increase in Agriculture and Weather Analytics revenue.

Operating expenses in the first quarter were $11.8 million, compared with $10.5 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses as a result of increased sales and marketing activities, as well as costs related to our transition to a new ERP system and our adoption of the new ASC 606 revenue recognition rules. In addition, there was an increase in Roadway Sensors salesforce headcount, which resulted in higher salary and personnel-related costs.

Operating loss in the first quarter was $1.6 million compared with an operating loss of $0.6 million in the same quarter a year ago. Net loss in the first quarter was $1.6 million, or ($0.05) per share, compared with a net loss of $0.5 million, or ($0.01) per share in the year-ago quarter.

From a balance sheet perspective, cash and short-term investments decreased $2 million from the start of the fiscal year, however, this was more than offset by an increase in accounts receivable of $3.7 million. The decrease in cash and increase in accounts receivable was due to the launch of our new ERP system in April 2018, which resulted in a temporary delay in customer billing during Q1.

Non-GAAP Fiscal First Quarter 2019 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the company has included the following non-GAAP financial measures: non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted net loss per share. These non-GAAP financial measures exclude the following items: (a) stock compensation expense; (b) depreciation; (c) amortization; and (d) the estimated tax effect of the foregoing non-GAAP adjustments. A discussion of the company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation”, which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three months ended June 30, 2018 and 2017.

Non-GAAP operating expenses in the first quarter increased to $10.9 million, compared with $9.8 million in the same quarter a year ago. Non-GAAP operating loss in the first quarter was approximately $540,000, compared with operating income of approximately $218,000 in the same quarter a year ago. Non-GAAP net loss in the first quarter was approximately ($538,000), or ($0.02) per share, compared with net income of approximately $292,000, or $0.01 per share, in the same quarter a year ago.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal first quarter 2019 results.

Date: Tuesday, August 7, 2018

Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)

Toll-free dial-in number: 1-888-394-8218

International dial-in number: 1-323-701-0225

Conference ID: 3805751

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A replay of the conference call will be available after 7:30 p.m. Eastern time on the same day through August 14, 2018. To access the replay dial information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate precise informatics that lead to safer transportation and smarter farming. Municipalities, government agencies, crop science companies, farmers and agronomists around the world use our solutions to make roads safer and travel more efficient, as well as farmlands more sustainable, healthy and productive. Visit www.iteris.com for more information and join the conversation on Twitter, LinkedIn and Facebook.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated potential revenue growth for the upcoming quarters, the events that may have a potential impact on our future results, and our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; our ability to invest in marketing and selling our solution offerings on a cost-effective and efficient manner; federal, state and local government regulations, budgetary issues, constraints and delays; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to attract, retain, integrate and incentivize our key employees and our ability to maintain and expand our ecosystem of customers, technology partners, service providers, teaming partners and sales channel partners; the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations

MKR Group, Inc.

Todd Kehrli

323-468-2300

iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30,	March 31,
	2018	2018

ASSETS:
Cash	$4,780	$10,152
Short-term investments	8,667	5,319
Trade accounts receivable, net	16,528	12,866
Unbilled accounts receivable	6,980	7,473
Inventories	2,796	2,921
Prepaid expenses and other current assets	1,397	1,165
Total current assets	41,148	39,896

Property and equipment, net	2,297	2,333
Intangible assets, net	3,568	3,751
Goodwill	15,150	15,150
Other assets	1,756	1,756
Total assets	$63,919	$62,886

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade accounts payable	$10,418	$7,838
Accrued payroll and related expenses	8,156	7,398
Accrued liabilities	2,079	2,358
Deferred revenue	3,975	4,900
Total current liabilities	24,628	22,494
Long-term liabilities	829	871
Total liabilities	25,457	23,365
Stockholders’ equity	38,462	39,521
Total liabilities and stockholders’ equity	$63,919	$62,886

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	June 30,
	2018	2017

Product revenues	$11,918	$11,923
Service revenues	13,557	15,260
Total revenues	25,475	27,183
Cost of product revenues	6,494	6,863
Cost of service revenues	8,789	10,415
Total cost of revenues	15,283	17,278
Gross profit	10,192	9,905
Operating expenses:
Selling, general and administrative	9,630	8,697
Research and development	2,089	1,727
Amortization of intangible assets	65	33
Total operating expenses	11,784	10,457
Operating loss	(1,592)	(552)
Non-operating income (expense):
Other income (expense), net	15	(7)
Interest income, net	39	2
Loss from continuing operations before income taxes	(1,538)	(557)
(Provision) benefit for income taxes	(41)	1
Loss from continuing operations	(1,579)	(556)
Gain on sale of discontinued operation, net of tax	—	86
Net loss	$(1,579)	$(470)

Loss per share from continuing operations — basic and diluted	$(0.05)	(0.02)
	—	0.01
Gain per share from sale of discontinued operation — basic and diluted	$	$
Net loss per share - basic and diluted	$(0.05)	$(0.01)

Shares used in basic per share calculations	33,201	32,506
Shares used in diluted per share calculations	33,201	32,506

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended June 30, 2018
Product revenues	$10,801	$1,117	$—	$11,918
Service revenues	59	12,067	1,431	13,557
Total revenues	$10,860	$13,184	$1,431	$25,475

Segment operating income (loss)	$1,833	$1,358	$(1,142)	$2,049
Corporate and other income (expense), net				(3,522)
Amortization of intangible assets				(65)
Loss from continuing operations before income taxes				$(1,538)

	Roadway Sensors	Transportation Systems	Ag & Weather Analytics	Iteris, Inc.
Three Months Ended June 30, 2017
Product revenues	$11,280	$643	$—	$11,923
Service revenues	—	14,084	1,176	15,260
Total revenues	$11,280	$14,727	$1,176	$27,183

Segment operating income (loss)	$2,547	$2,332	$(1,832)	$3,047
Corporate and other income (expense), net				(3,571)

Amortization of intangible assets				(33)
Loss from continuing operations before income taxes				$(557)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release: non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) stock-based compensation; (b) depreciation; (c) amortization; and (d) the estimated tax effect of the foregoing non-GAAP adjustments.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry. The company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance, and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Iteris excludes stock-based compensation expenses from its non-GAAP financial measures primarily because they are non-cash expenses and management finds it useful to exclude certain non-cash charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods. Moreover, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC Topic 718, Iteris believes excluding stock-based compensation expenses allows investors to make meaningful comparisons between our recurring core business operating results and those of other companies.

b)             Iteris excludes depreciation expenses from its non-GAAP financial measures. Management finds it useful to exclude these charges to assess the appropriate level of various operating expenses to assist in budgeting, planning and forecasting future periods.

c)              Iteris incurs amortization of developed technology and purchased intangibles in connection with acquisitions of certain businesses and technologies. Amortization of developed technologies and purchased intangibles is inconsistent in amount and frequency, and is significantly affected by the timing and size of our developments and acquisitions. Management finds it useful to exclude these variable charges from our cost of revenues and operating expenses to assist in budgeting, planning and forecasting future periods. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of developed technologies and purchased intangible assets will recur in future periods.

d)             The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments for the first quarters of Fiscal 2019, Fiscal 2018 and Fiscal 2017, were calculated by applying an estimated tax rate of 1% to each specific non-GAAP item, due to the impact of the valuation allowance on our effective tax rate in those years.

Iteris, Inc.

Schedule Reconciling GAAP Net Loss to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	June 30,
	2018	2017

GAAP net loss	$(1,579)	$(470)

GAAP net loss per share - basic and diluted	$(0.05)	$(0.01)

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from cost of revenues:
Amortization (c)	$200	$104

Excluded from operating expenses:
Stock based compensation (a)	$522	$449
Depreciation (b)	265	184
Amortization (c)	65	33
Total excluded from operating expenses	$852	$666

Total excluded operating loss	$1,052	$770

Income tax effect on non-GAAP adjustments (d)	(11)	(8)
Total excluded from operating loss after income tax effect	$1,041	$762

Non-GAAP net (loss) income	$(538)	$292

Non-GAAP net (loss) income per share - basic and diluted	$(0.02)	$0.01

(a) - (d)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands)

(unaudited)

	For the Three Months Ended
	June 30,
	2018	2017
GAAP cost of revenues	$15,283	$17,728
Amortization (c)	(200)	(104)
Non-GAAP cost of revenues	$15,083	$17,624

GAAP operating expenses	$11,784	$10,457
Stock based compensation (a)	(522)	(449)
Depreciation (b)	(265)	(184)
Amortization (c)	(65)	(33)
Non-GAAP operating expenses	$10,932	$9,791

GAAP operating loss	$(1,592)	$(552)
Stock based compensation (a)	(522)	(449)
Depreciation (b)	(265)	(184)
Amortization (c)	(265)	(137)
Non-GAAP operating (loss) income	$(540)	$218